Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, GA 31750
(229) 426-6002

Colony Bankcorp, Inc. Increases First Quarter Dividend

FITZGERALD, GA., March 22, 2007— Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0875 per share payable April 13, 2007 to shareholders of record on March 30, 2007. This represents an increase of 12.90 percent over the cash dividend paid of $0.0775 per share in the first quarter a year ago and an increase of 2.94 percent over the cash dividend paid of $0.085 per share last quarter. This is the seventeenth consecutive quarter that the Company has increased its dividend payment.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, and has seven banking subsidiaries with twenty-nine locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $1.2 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”